Exhibit 2.1

Execution Version

AMENDMENT NO. 1

TO THE

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of May 2, 2023, to the Business Combination Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., a Delaware corporation (“CPUH”), Compute Health Corp., a Delaware corporation (“Merger Sub I”), Compute Health LLC, a Delaware limited liability company (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”), Allurion Technologies Holdings, Inc., a Delaware corporation (“Pubco”), and Allurion Technologies, Inc., a Delaware corporation (the “Company”) (as amended, the “Business Combination Agreement”), is by and among CPUH, Merger Sub I, Merger Sub II, Pubco and the Company. Each of CPUH, Merger Sub I, Merger Sub II, Pubco and the Company shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms not otherwise defined in this Amendment have the meanings given such terms in the Business Combination Agreement.

WHEREAS, Section 8.3 of the Business Combination Agreement provides that, prior to the Closings, the Business Combination Agreement may be amended by a written agreement executed and delivered by CPUH, each Merger Sub, Pubco and the Company; and

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

AMENDMENTS

1. Definitions.

(a) The following new definitions are hereby added to Section 1.1 of the Business Combination Agreement:

“Allocated Shares” means a number of shares of Pubco Common Stock equal to the Backstop Shares plus the Net Closing Cash Shares, provided, that if the Backstop Percentage equals one hundred percent (100%), then the Allocated Shares means a number of shares of Pubco Common Stock equal to greater of (a) the Backstop Shares or (b) 1,500,000 multiplied by the Net Closing Cash Percentage, rounded down to the nearest whole share.

“Backstop Agreement” means that certain Backstop Agreement, dated as of May 2, 2023, by and among the Company, Pubco, Hunter Ventures Limited and the Investors (as defined in the Backstop Agreement) set forth on Schedule I attached thereto, as amended or restated from time to time.

“Backstop Amount” means the aggregate principal amount of Company Convertible Note(s) purchased by the Investors (as defined in the Backstop Agreement) pursuant to the Backstop Agreement.

“Backstop Percentage” means the percentage obtained by the following calculation: (a) the Backstop Amount divided by (b) $4,000,000; provided, that the Backstop Percentage shall not exceed one hundred percent (100%).

“Backstop Shares” means a number of shares of Pubco Common Stock equal to (a) 1,400,000 multiplied by (b) the Backstop Percentage.

“Contribution Agreements” means those certain Contribution Agreements, each dated as of May 2, 2023, by and between Pubco and each of the Sponsor and THE SHANTANU K. GAUR REVOCABLE TRUST OF 2021, a trust affiliated with Shantanu Gaur, respectively.

“Fortress Letter Agreement” means that certain letter agreement, dated as of May 2, 2023, by and among CFIP2 ALLE LLC, the Company and Pubco.

“Net Closing Cash Shares” means a number of shares of Pubco Common Stock equal to (a) (i) 1,500,000 minus (ii) the Backstop Shares multiplied by (b) the Net Closing Cash Percentage.

“Termination Agreements” means the letter agreements, dated as of the date hereof, by and among the Company, the holders of Company Convertible Notes party thereto, and the other parties thereto.

(b) The definition “Ancillary Document” set forth in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Ancillary Document” means the Investor Rights Agreement, the Subscription Agreements, the Sponsor Support Agreement, the Non-Redemption Agreement, the Company Support Agreement, the Revenue Interest Financing Agreement, the Fortress Bridging Agreement, the Warrant Assumption Agreement, the Backstop Agreement, the Fortress Letter Agreement, the Termination Agreements, the Contribution Agreements and each other agreement, document, instrument or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

(c) The definition “Aggregate Intermediate Merger Closing Merger Consideration” set forth in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Aggregate Intermediate Merger Closing Merger Consideration” means a number of shares of Pubco Common Stock equal to (a) 37,812,000 minus (b) the Allocated Shares.

(d) The definition “Company Convertible Note” set forth in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“Company Convertible Note” means an outstanding convertible unsecured promissory note issued by the Company pursuant to that certain (i) Convertible Note Purchase Agreement, dated December 22, 2021, by and among the Company and the investors listed on Exhibit A thereto or (ii) Convertible Note Purchase Agreement, dated February 15, 2023, by and among the Company and the investors listed on Exhibit A thereto, each as amended or restated from time to time.

(e) The Form of Investor Rights Agreement attached as Exhibit A to the Business Combination Agreement is hereby replaced in its entirety with Exhibit A attached hereto.

ARTICLE II

MISCELLANEOUS

1. No Further Amendment. Except as expressly amended hereby, the Business Combination Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Business Combination Agreement or any of the documents referred to therein.

2. Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Business Combination Agreement shall be deemed a reference to the Business Combination Agreement as amended hereby.

3. Entire Agreement; Assignment; Governing Law; Severability; Counterparts; Electronic Signatures; Effectiveness. Sections 8.2, 8.5, 8.10 and 8.11 of the Business Combination Agreement are hereby incorporated by reference mutatis mutandis.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPUTE HEALTH ACQUISITION CORP.

By:	/s/ Jean Nehme
	Name:	Jean Nehme
	Title:	Co-Chief Executive Officer

COMPUTE HEALTH CORP.

By:	/s/ Joshua Fink
	Name:	Joshua Fink
	Title:	Secretary and Treasurer

COMPUTE HEALTH LLC

By:	/s/ Joshua Fink
	Name:	Joshua Fink
	Title:	Secretary and Treasurer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

ALLURION TECHNOLOGIES, INC.

By:	/s/ Shantanu Gaur
	Name:	Shantanu Gaur
	Title:	Chief Executive Officer

ALLURION TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Shantanu Gaur
	Name:	Shantanu Gaur
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to the Business Combination Agreement]